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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 17, 2003


                             WASTE MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                     1-12154              73-1309529
(State or other jurisdiction of      (Commission          (I.R.S. Employer
        incorporation)               File Number)       Identification Number)


     1001 Fannin Street, Suite 4000
            Houston, Texas                                      77002
(Address of principal executive offices)                      (Zip Code)


                                 (713) 512-6200
              (Registrant's telephone number, including area code)

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ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

       (C)  EXHIBITS.

         None.

ITEM 9.     REGULATION FD DISCLOSURE

Waste Management, Inc. (the "Company") today announced that it has fulfilled its final funding obligations under its previously announced $457 million class action settlement. After considering insurance, tax deductions and related settlement costs, the net cash outflow by the Company was approximately $220 million.

The payment relates to a consolidated class action filed in July 1999. The settlement had been announced in 2001 and the class period covered conduct that occurred in 1998 and 1999, including conduct with respect to the 1998 merger between the Company, then known as USA Waste Services, and Old Waste Management. This period of time predates the Company's current executive management team.

In November 2001, the Company announced the agreement to settle the consolidated class action. The settlement was approved by the Court in May 2002.

Although there remain outstanding matters involving the SEC and former employees of the Company, those are between the SEC and those individuals, and the Company is not the subject of any ongoing SEC actions.

The final payment resolves this class action litigation. "From our perspective, we see this as a positive announcement. Settlement of the class action in 2001 had always been one of the biggest steps taken by the Company to put behind us the events of the past." said A. Maurice Myers, Chairman, President and Chief Executive Officer of the Company.


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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      WASTE MANAGEMENT, INC.



Date:  September 17, 2003             By: /s/Lawrence O'Donnell, III
                                          ------------------------------------
                                          Lawrence O'Donnell, III
                                          Executive Vice President- Operations
                                          Support & Chief Administrative Officer


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